Exhibit 99.2

March 26, 2010

Alico, Inc.

Post Office Box 338

LaBelle, Florida 33975

Attn: Patrick W. Murphy, CFO

Re: Covenant Reduction under Amended and Restated Loan Agreement among Alico, Inc., ("Borrower") and Farm Credit of Southwest Florida, ACA ("Lender") dated effective May 26, 2006, as amended on August 30, 2007, February 26, 2008, March 25, 2008, September 3, 2008, and March 30, 2009 (collectively, the "Loan Agreement")

Dear Mr. Murphy:

Reference is made to the Loan Agreement referenced above. Any capitalized terms used but not defined herein shall have the meaning set forth in said Loan Agreement. Based on the information you have furnished to us, we are advised that for the quarter ending March 31, 2010, the parties to the Loan Agreement may be in violation of the requirement set forth in Section 4.3(c) of the Loan Agreement to maintain a Debt Service Coverage Ratio for such period of not less than 1.10 to 1.00. This is to advise you that Lender hereby provides this one time reduction of compliance with the financial covenant referenced above for the quarter ending March 31, 2010 of not less than .85 to 1.00. This one time reduction is limited to the aforesaid covenant for the quarter ending March 31, 2010 and may not be construed to extend to any other violations by the parties to the Loan Agreement with said covenant for any other time period or to any other violations by any of the parties to the Loan Agreement of any other term or covenant of the Loan Agreement or any Loan Document.

Furthermore, this is to advise you that no Borrower, Guarantor or any subsidiary of Borrower shall pay or declare any distribution or dividend for the quarter ending March 31, 2010.

The one time reduction provided herein shall in no way be construed to amend, modify or otherwise vary the terms of the Loan Agreement or any other Loan Document, all of which shall remain in full force and effect until maturity and termination of the loans referenced therein. If you accept these conditions please acknowledge such acceptance below. The one time reduction of the covenant provided herein shall be effective upon our receipt of an acknowledgment of this letter by the parties to such Loan Agreement.

Sincerely,

Farm Credit of Southwest Florida, ACA

By: /s/ Greg Carlton

Its: Vice President

The parties named below, being all of the parties to the Loan Agreement referenced above, hereby acknowledge and agree to the terms and conditions of the foregoing under seal on the date set forth below.

BORROWER:

ALICO, INC. (SEAL)

By: /s/ Patrick W. Murphy

Patrick W. Murphy, CFO

Date: 3/30/10

GUARANTORS:

BOWEN BROTHERS FRUIT, LLC (SEAL)

By: ALICO, Inc., sole member

By: /s/ Patrick W. Murphy

Patrick W. Murphy, CFO

Date: 3/30/10

ALICO-AGRI, LTD. (SEAL)

By: Alico, Inc., General Partner

By: /s/ Patrick W. Murphy

Patrick W. Murphy, CFO

Date: 3/30/10

ALICO LAND DEVELOPMENT, INC. (f/k/a

SADDLEBAG LAKE RESORTS, INC.) (SEAL)

By: /s/ Patrick W. Murphy

Patrick W. Murphy, CFO

Date: 3/30/10